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                                                                EXHIBIT 10.60




                                                                November 6, 1996


Brandywine Realty Trust
16 Campus Boulevard, Suite 150
Newtown Square, Pennsylvania 19073

Attention:  Gerard H. Sweeney
            President and Chief Executive Officer

                  Brandywine Credit Facility of up to $80,000,000
                  -----------------------------------------------

Gentlemen:

                 Smith Barney Mortgage Capital Group, Inc., a Delaware corporation ("SBMCG"), and NationsBank, N.A., a national banking association ("NB"), are pleased to inform Brandywine Realty Trust, a Maryland real estate investment trust ("BRT"), that the respective credit and investment committees of SBMCG and NB have approved BRT's request for a credit facility (the "Credit Facility") in the principal sum of up to $80,000,000.

                 The obligation of SBMCG and NB to close and to fund the Credit Facility shall be subject to (i) the General Conditions set forth in Exhibit A attached hereto, and (ii) the following terms and conditions:

                 1. DEFINITIONS. All capitalized terms as used in this Commitment shall, unless otherwise defined herein, have the meanings given to such terms in Exhibit B attached hereto.

                 2. BORROWERS. The Credit Facility will be extended to BRT, Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP") and the BRT/BOP Affiliates (BRT, BOP and the BRT/BOP Affiliates are herein collectively referred to as "Borrowers"). The Initial Properties constituting the original collateral pool for the Credit Facility shall be owned and controlled by BRT and BOP either directly or indirectly through the BRT/BOP Affiliates, and all Additional Properties from time to time constituting part of the Credit Facility shall also be owned and controlled by BRT and BOP either directly or indirectly through the BRT/BOP Affiliates.

                 3. REGISTRATION STATEMENT. BRT and BOP will be required at the time of the closing of the Credit Facility to be the beneficial owners, either directly or indirectly through one or more limited partnerships, corporations, limited liability companies or other entities, of the assets more fully described as the properties in the registration statement (the "Registration Statement") filed by BRT with the Securities and Exchange Commission on October 11, 1996. It is contemplated that the Registration Statement will be amended prior to the closing of the Credit Facility to include, among other things, provisions relating to the acquisition of up to 13 additional properties by BRT and BOP. The properties which will be described in the Registration Statement, as amended, will include, but will not be limited to, the Initial Properties constituting the original collateral pool for the Credit Facility. Prior to the closing of the Credit Facility, and as a condition precedent thereto, BRT shall have successfully offered and sold its common stock in compliance with the provisions of the Registration Statement (the "Offering"), and shall have realized at least $60 million in net proceeds therefrom.





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                 4.  INITIAL LENDERS AND AGENTS.  The lead lender and
syndication agent for the Credit Facility shall be SBMCG or a subsidiary or affiliate of SBMCG to be designated ("Lead Lender"). NB ("Co-Lead Lender") shall act as a co-lead lender for the Credit Facility. Lead Lender and Co-Lead Lender are herein collectively referred to as "Initial Lenders". NB shall act as administrative and documentation agent for the Credit Facility (NB acting in its capacity as administrative and documentation agent for the Credit Facility is referred to herein as "Agent"). The obligation of Initial Lenders to close and to fund the Credit Facility shall be contingent upon Initial Lenders entering into a co-lenders agreement (the "Co-Lenders Agreement") in form and substance satisfactory in all respects to Initial Lenders and their respective counsel. Borrowers shall have no right to examine or receive a copy of, or to approve, the Co-Lenders Agreement, it being agreed, however, that as a matter of courtesy, the voting rights of the Lenders and required percentages thereof for approval of various matters and actions pertaining to the Credit Facility, as set forth in the Co-Lenders Agreement, will be disclosed to Borrowers. The aforesaid voting rights and required percentages may at any time subsequent to the closing of the Credit Facility (and without prior notice to or approval by Borrowers) be modified by Lenders either (i) in accordance with the provisions of the Co-Lenders Agreement, or (ii) otherwise in the sole and absolute discretion of Lenders. Borrowers shall be promptly informed of any such change in voting rights and required percentages provided no default has occurred and is continuing under the Credit Facility.

                 5. CREDIT FACILITY. The Credit Facility shall be closed and advanced in accordance with the terms and conditions set forth in this Commitment and the Credit Facility Documents as negotiated and agreed to by Initial Lenders and Borrowers. Lead Lender and Co-Lead Lender shall each be obligated to respectively fund up to $40,000,000 of the Credit Facility. It is Lead Lender's intention to syndicate the respective portions of the Credit Facility held by Lead Lender and Co-Lead Lender in the manner contemplated by paragraph 26 of this Commitment. The Credit Facility shall be evidenced by and payable in accordance with the provisions of the Note and shall be secured inter alia by the Mortgages, Assignments of Leases and Rents and Stock, Partnership and Asset Pledges. The Credit Facility shall be funded and advanced in accordance with the provisions of the Credit Facility Agreement. Payment of the Credit Facility shall also be guaranteed in accordance with the provisions of the Guaranty of Payment.

                 6. INTEREST. Interest on the outstanding principal balance of the Credit Facility shall be calculated in the manner specified in Exhibit C attached hereto and shall be payable monthly in arrears on Re-Set Dates.

                 7. MATURITY. The entire Credit Facility shall mature and shall be payable in full two (2) years after the date of closing of the Credit Facility.

                 8.  USE OF PROCEEDS.  The Credit Facility shall be available
(i) to refinance Additional Properties which are from time to time added to the collateral pool for the Credit Facility in accordance with the provisions of this paragraph and paragraph 9 below, (ii) to finance the acquisition by Borrowers of Additional Properties, (iii) to finance in accordance with the provisions of this Commitment the Development and the further Development of unimproved land and improved properties owned and/or controlled either directly or indirectly by Borrowers (irrespective of whether constituting part of the collateral pool for the Credit Facility), provided that (x) Borrowers retain at all times in the opinion of Lenders sufficient availability under the Credit Facility to fund all costs remaining to be paid in connection with the completion and stabilization of the improvements which are the subject of all such Developments from time to time, which availability under the Credit Facility will be reserved to cover the payment of such costs and will not be advanced for any other purpose until such costs have been paid in full, (y)





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Borrower shall prior to the commencement of any such Development submit a comprehensive description and budget therefor to Lenders, which budget and the nature and scope of such Development shall be subject to approval by Lenders prior to the commencement of such Development, (iv) to finance the Renovation of, and capital improvements required with respect to, properties owned and/or controlled either directly or indirectly by Borrower (irrespective of whether constituting part of collateral pool for the Credit Facility), (v) for general corporate purposes of Borrowers, and (vi) for the issuance of letters of credit (the "Letters of Credit") required by Borrowers in the course of their general operation and business, provided, however, that (A) the aggregate of the Principal Balance outstanding under the Credit Facility pursuant to clauses
(iv) and (v) of this sentence, and the amount available for draw under outstanding Letter of Credit shall at no time during the term of Credit Facility exceed $10,000,000, and (B) the aggregate of the Principal Balance outstanding under the Credit Facility, and the amount available for draw under outstanding Letter of Credit shall at no time during the term of the Credit Facility exceed the maximum amount available under the Credit Facility from time to time in accordance with the provisions of this Commitment (the aggregate of the Principal Balance outstanding from time to time under the Credit Facility, and the amount available for draw under outstanding Letters of Credit from time to time is herein referred to as the "Credit Facility Outstanding"). Any draw made under an outstanding Letter of Credit shall constitute an automatic and mandatory advance under the Credit Facility which shall be evidenced by the Note and secured inter alia by the Mortgages and the Assignments of Leases and Rents. The inclusion of Additional Properties in the collateral pool for the Credit Facility shall be at the option of Borrowers, and the acceptance of the same for inclusion in the Credit Facility shall be subject to satisfaction of the conditions set forth in paragraph 9 below.

                 9. ADDITIONAL PROPERTIES. If Borrowers wish to submit an Additional Property for inclusion in the collateral pool for the Credit Facility, Borrowers shall notify Agent, and shall at Borrowers' expense cause all of the terms and conditions of this Commitment which pertained to the inclusion of the Initial Properties in the original collateral pool for the Credit Facility to be satisfied with respect to such Additional Property, all with the same force and effect as if such Additional Property had constituted part of the original collateral pool for the Credit Facility (including, without limitation, the provisions of paragraph 21 of this Commitment). An Additional Property shall not be included in the collateral pool for the Credit Facility unless (i) all of the aforesaid terms and conditions are met to the satisfaction of Lenders, (ii) the Additional Property shall in the opinion of Lenders be at least comparable in quality to the Initial Properties constituting part of the original collateral pool for the Credit Facility,
(iii) all of the terms and conditions of the Credit Facility Documents will continue to be complied with after inclusion of the Additional Property in the collateral pool for the Credit Facility, and (iv) the inclusion of the Additional Property is otherwise approved by Lenders.

                 10. LOAN TO VALUE REQUIREMENT. In no event will the aggregate Credit Facility Outstanding at any given time exceed sixty percent (60%) of the aggregate Approved Value of the Properties from time to time constituting part of the collateral for the Credit Facility (the "Loan to Value Requirement"). The "Approved Value" of a particular Property constituting part of the collateral pool for the Credit Facility (A) shall during the first year of the inclusion of such Property in the collateral pool for the Credit Facility be equal to the appraised value of such Property, as determined by appraisal in accordance with the provisions of this Commitment, and (B) shall subsequent to the first anniversary of the date of the inclusion of such Property in the collateral pool for the Credit Facility be equal to the Capitalization Rate Value of such Property. The "Capitalization Rate Value" of a Property constituting part of the collateral pool for the Credit Facility





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shall be equal to the aggregate Cash Flow of such Property for the four calendar quarters preceding the date of each determination of the Capitalization Rate Value of such Property divided by a capitalization rate of 10.5%. "Cash Flow" of a particular Property constituting part of the collateral pool for the Credit Facility for any given period of time shall mean the earning (i.e., gross revenues less expenses) of such Property (based upon GAAP) before depreciation, amortization, interest expense and income taxes less the portion of an annual capital and leasing reserve of fifty cents ($.50) per square foot applicable to such period of time, it being understood that in determining the expenses of such Property the management fees for such Property shall be deemed to be the higher of actual management fees for such period of time or three percent (3%) of the gross revenues of such Property for such period of time. If at any time the Loan to Value Requirement shall cease to be satisfied, Borrowers shall within ten (10) business days after demand by Agent either (i) pay the outstanding Principal Balance of the Credit Facility down by an amount sufficient to restore compliance with the Loan to Value Requirement, or (ii) deliver to Agent additional collateral for the Credit Facility consisting of unencumbered improved property which is satisfactory in all respects to Lenders and sufficient in the opinion of Lenders to restore compliance with the Loan to Value Requirement.

                 11. CONDITION TO ADVANCES. Lenders' obligation to make each advance under the Credit Facility shall be subject to satisfaction of each of the following conditions:

                          (i) No default shall have occurred and shall be continuing under the Credit Facility Documents.

                          (ii) All affirmative and negative covenants and representations and warranties contained in the Credit Facility Documents shall continue to be complied with both before and after the making of each advance under the Credit Facility, it being understood that Borrower shall, at the time of each advance under the Credit Facility, and as a condition precedent thereto, certify to Lenders continuing compliance with all such affirmative and negative covenants, representations and warranties set forth in Credit Facility Documents.

                          (iii) All of the terms and conditions set forth in the Credit Facility Documents pertaining to advances of the Credit Facility shall have been satisfied (including without limitation, all title insurance requirements).

                 12. AFFIRMATIVE AND NEGATIVE COVENANTS; DEFAULTS. The Credit Facility Documents will incorporate affirmative and negative covenants with respect to Borrowers and the Properties which are acceptable to Initial Lenders and are otherwise usual and customary for credit facilities comparable in size, type and purpose to the Credit Facility, and including, without limitation, the following:

                          (i) A restriction on the transfer or further encumbrance of the Properties and other collateral from time to time constituting part of the collateral for the Credit Facility or of the direct or indirect beneficial ownership interests therein or in the direct or indirect beneficial ownership interests in and control of BOP and the BRT/BOP Affiliates; provided, however, that nothing contained therein shall prohibit the issuance of partnership interests or equity shares in BOP (subject to the provisions of paragraph 6 of Exhibit A to this Commitment) to an entity which conveys a Property to BOP as partial consideration for the conveyance of such Property. Nothing contained in this paragraph





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                 shall be deemed to restrict the consolidation of direct
                 ownership of Properties and collateral for the Credit Facility up to BOP.

                          (ii) An obligation at all times to continue to satisfy the Loan to Value Requirement.

                          (iii) A requirement that neither Borrowers nor any of the respective affiliates of Borrowers who are directly involved in Borrower's business and operations nor any of the respective subsidiaries of Borrowers shall engage in any business or activity which is not directly related to the ownership, operation or management of the Properties constituting part of the collateral pool for the Credit Facility or other properties not constituting part of the collateral pool for the Credit Facility which are otherwise generally comparable in nature to the Properties constituting part of the collateral for the Credit Facility.

                          (iv) An obligation on the part of Borrowers and the respective affiliates of Borrowers who are directly involved in Borrowers' business and operations and the respective subsidiaries of Borrowers not to incur either directly or as a guarantor any liability (whether recourse or non-recourse) for the payment of any indebtedness other than the Debt and Other Permitted Debt. In addition to outstandings under the Credit Facility, (A) Borrowers shall be permitted to incur non-recourse (other than currently existing secured debt of Borrowers which may have recourse and other existing recourse debt which may be assumed from existing guarantors of up to $9,300,000, which existing recourse debt is held by Fidelity Bank and encumbers Oakland 45 and 50, and 6575 Snowdrift Road) secured debt (all such secured debt whether existing on the date of the closing of the Credit Facility or incurred thereafter is herein collectively referred to a "Other Secured Debt") provided that (i) the net proceeds of any Other Secured Debt which is incurred after the date of the closing of the Credit Facility shall be used to reduce the outstanding Principal Balance of the Credit Facility before being used for any other purpose, (ii) the incurrence of such Other Secured Debt shall not cause a default to occur under the Credit Facility, (iii) the quality, geographic diversity and character of the Properties constituting part of the collateral pool for the Credit Facility shall in the reasonable opinion of Lenders be no worse after the incurrence of any Other Secured Debt than before such incurrence, and
                 (iv) each loan constituting Other Secured Debt shall bear interest at a market interest rate, shall have an initial maturity of not less than five (5) years after the date of its closing and funding, shall have a loan to value ratio of not less than fifty (50%), and shall otherwise be on terms and conditions which are generally applicable to comparable secured indebtedness, and (v) the conditions set forth in the following sentence of this paragraph shall otherwise be complied with, and (B) Borrowers shall be permitted to incur up to, but not in excess of $5,000,000 of unsecured recourse debt ("Other Unsecured Debt") provided that (i) the incurrence of such Other Unsecured Debt, shall not cause a default to occur under the Credit Facility Documents, and (ii) the conditions set forth in the following sentence of this paragraph shall otherwise be complied with. In addition to the conditions set forth in the preceding sentence, (i) no such Other Secured Debt or Other Unsecured Debt (collectively, "Other Debt") shall be secured in whole or in part by the Properties and other collateral from time to time securing payment of the Credit Facility, (ii) the Supplemental Debt Service Coverage Ratio, the Fixed Charge Coverage Ratio and the Debt-to-





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                 Tangible Net Worth Requirement shall continue to be complied with both before and after the incurring of any such Other Debt, (iii) Borrowers shall inform Agent in advance of their intention to incur any such Other Debt and shall provide to Lenders with a term sheet setting forth the terms and conditions which will pertain to any such Other Debt, and such other information with respect thereto as shall be requested by Lenders, (iv) all of the other affirmative and negative covenants and representations and warranties contained in the Credit Facility Documents shall continue to be complied with both before and after the incurring of any such Other Debt by Borrowers, and (v) Lenders shall be satisfied that such Other Debt will not have a materially adverse effect on Borrowers, or their ability to perform their obligations under the Credit Facility Documents, or on collateral for the Credit Facility. Any Other Debt incurred by Borrowers in compliance with the provisions of the preceding provisions of this subparagraph is herein referred to as "Other Permitted Debt". The incurrence of any Other Debt in contravention of the provisions of this subparagraph shall constitute an immediate event of default under the Credit Facility. It is also agreed that the earliest to occur of any one of the following events in respect of Other Permitted Debt shall constitute an immediate event of default under the Credit Facility Documents:

                          (a) if any default shall occur and be continuing in respect of any Other Permitted Debt and the holder thereof has declared an "event of default" in respect thereof, or has accelerated the payment thereof or has otherwise exercised any right or remedy which it may have as a result of the occurrence of such "event of default";

                          (b) if any default shall occur in respect of any Other Permitted Debt, and irrespective of whether such default constitutes, or would, but for notice or the lapse of time, or both, constitute, an "event of default" in respect thereof, and either (x) Borrowers shall fail to inform Lenders of the occurrence of such default within two (2) business days after they have received notice of such default or otherwise become aware that such default has occurred, or (y) Borrowers shall fail in the case of any such default which can be cured by the payment of a sum of money to effect a cure thereof within five
                 (5) days after the giving of such notice to Lenders, or (z) Borrowers shall fail in the case of any such default which can not be cured by the payment of a sum of money to effect a cure thereof with twenty (20) days after giving such notice to Lenders, provided, however, that if such default can not in the exercise of due diligence reasonably be cured within such twenty (20) day period, such default shall not constitute an event of default under the Credit Facility Documents so long as Borrowers commence to cure such default within such twenty
                 (20) day period and thereafter diligently take all steps to effect a cure thereof, as promptly as possible, but in no event later than sixty (60) days after the giving of such notice to Lenders, failing which such default shall constitute an immediate event of default under the Credit Facility Document.

                          (v)  An obligation at all times to maintain
                 Collateral Pool Earnings at a level sufficient to provide at least 1.65x debt service coverage on the Credit Facility Outstanding, which debt service coverage shall (except as otherwise provided to the contrary in Exhibit B to this Commitment) be determined on a rolling and preceding four (4) calendar quarter basis, and shall





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                 be calculated on the basis of (A) the greater of (x) the
                 weighted average interest rate applicable to the Credit Facility on the date of determination, and (y) a debt service constant utilizing an interest rate equal to 180 basis points over then prevailing rates on ten year U.S. Treasury Obligations and an assumed 25-year full amortization schedule, and (B) the letter of credit fees payable in respect of outstanding Letters of Credit (the "Minimum Debt Service Coverage Ratio"). If at any time the Minimum Debt Service Coverage Ratio shall cease to be satisfied, Borrowers shall within ten (10) business days after demand by Agent either (a) reduce the outstanding Principal Balance of the Credit Facility by an amount sufficient to restore compliance with the Minimum Debt Service Coverage Ratio, or (b) deliver to Agent additional collateral for the Credit Facility consisting of unencumbered improved property which is satisfactory to Lenders and sufficient in the opinion of Lenders to restore compliance with the Minimum Debt Service Coverage Ratio.

                          (vi) An obligation at all times to maintain Total Earnings at a level sufficient to provide at least 2.0x debt service coverage on the Credit Facility Outstanding and on Other Permitted Debt (the "Supplemental Debt Service Coverage Ratio). For the purpose of determining compliance with the Supplemental Debt Service Coverage Ratio, Total Earnings shall (except as otherwise provided to the contrary in Exhibit B to this Commitment) be determined on a rolling and preceding four
                 (4) calendar quarter basis, and annual debt service on the Credit Facility Outstanding and on Other Permitted Debt (A) shall insofar as the outstanding Principal Balance of Credit Facility is concerned be deemed to be equal to the greater of
                 (x) the outstanding Principal Balance of the Credit Facility, as of the date of determination, multiplied by the weighted average interest rate applicable to the Credit Facility on the date of determination, and (y) the annual debt service which would be payable on a 25 year fully amortizing loan closing on the date of determination in an amount equal the outstanding Principal Balance of the Credit Facility on such date and bearing interest at a per annum rate equal to 180 basis points over prevailing rates on ten year U.S. Treasury Obligations on such date, (B) shall insofar as outstanding Letters of Credit are concerned be equal to the amount available for draw under outstanding Letters of Credit on the date of determination multiplied by the per annum letter of credit fee, and (C) shall insofar as Other Permitted Debt is concerned be equal to the actual per annum debt service payable on Other Permitted Debt, as of the date of determination. If at any time the Supplemental Debt Service Coverage Ratio shall cease to be satisfied, Borrowers shall within ten (10) business days after demand by Agent reduce the outstanding principal balance of the Credit Facility by an amount sufficient to restore compliance with the Supplemental Debt Service Coverage Ratio.

                          (vii) An obligation to maintain a fixed charge coverage ratio of at least 1.75x (the "Fixed Charge Coverage Ratio"). The Fixed Charge Coverage Ratio shall (except as otherwise provided to the contrary in Exhibit B in this Commitment) be determined on a rolling and preceding four (4) calendar quarter basis, and shall be equal to the Total Earnings for the period in question divided by the actual debt service (inclusive of interest, amortization payments and letter of credit fees) payable on the Credit Facility and all Other Permitted Debt during the period in question plus actual capital expenditures (with the exception of capital expenditures that are related to newly acquired properties





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
                 irrespective of whether constituting part of the collateral pool for the Credit Facility and escrowed with another lender, the seller of such property, a title company or other independent third party escrow agent at the time of acquisition or expended within 90-days after such acquisition). If at any time the Fixed Charge Coverage Ratio shall cease to be satisfied, Borrowers shall within ten (10) business days after demand by Agent reduce the outstanding Principal Balance of the Credit Facility by an amount sufficient to restore compliance with the Fixed Charge Coverage Ratio. If Borrowers so reduce the outstanding Principal Balance of the Credit Facility, Lenders shall on the date of such reduction confirm compliance with the Fixed Change Coverage Ratio by retesting such compliance using a methodology to be mutually agreed upon by Borrowers and Initial Lenders prior to the closing of the Credit Facility.

                          (viii)  An obligation to maintain a maximum
                 debt-to-tangible net worth of 1.0x (the "Debt-to-Tangible Net Worth Requirement"). The Debt-to-Tangible Net Worth Requirement shall be determined as of the end of each fiscal quarter of Borrowers, and shall be determined by dividing any and all of Borrowers' indebtedness (including, without limitation, the Credit Facility Outstanding, the Other Permitted Debt and contingent liabilities under any outstanding guarantees to which any of the Borrowers is a party) by Tangible Net Worth of Borrowers. The "Tangible Net Worth" of Borrowers shall be determined in accordance with GAAP and shall include the value of all assets (other than intangible assets owned by Borrowers) minus the total liability of Borrowers (excluding provisions for deferred taxes). If at any time the Debt-to-Tangible Net Worth Requirement shall cease to be satisfied, Borrowers shall within ten (10) business days after demand by Agent reduce the outstanding Principal Balance of the Credit Facility by an amount sufficient to restore compliance with the Debt-to-Tangible Net Worth Requirement. Notwithstanding anything to the contrary contained in this Commitment, and for the purpose of determining compliance with the Debt-to-Tangible Net Worth Requirement and other financial covenants set forth in this Commitment, in determining the value of Borrowers' investment in any joint venture, partnership, limited liability company or other comparable entity which is not already consolidated into Borrowers' financial statements, such value shall be determined taking into account the total equity interest owned in such joint venture, partnership, limited liability company or other comparable entity and the portion of the debt (whether secured or unsecured) encumbering the assets of such joint venture, partnership, limited liability company or other comparable entity or otherwise incurred by such joint venture, partnership, limited liability company or other comparable entity which is allocable to Borrowers' equity interest in such joint venture, partnership, limited liability company or other comparable entity or which otherwise constitutes the recourse obligation of any one or more of the Borrowers.

                          (ix) A prohibition against the acquisition of unimproved land unless (a) such unimproved land is adjacent to an improved property being acquired by Borrowers (irrespective of whether constituting part of the collateral for the Credit Facility), and if after allocating 100% of the purchase price to the improved property and 0% of the purchase price to the adjacent land the acquisition of the improved property is at a purchase price which is comparable to the purchase prices paid for comparable improved properties which have been acquired by Borrowers and/or third parties in the same market, (b) such land is intended to be developed within six (6) months of acquisition thereof and all permits and approvals for the contemplated Development thereof have been issued or obtained from the applicable governmental authorities, and provided that Borrowers will otherwise remain in compliance with the requirements of subparagraph (x) below as such land is developed, or (c) the acquisition of such land is otherwise approved by Lenders, which approval shall not be unreasonably withheld. Any unimproved land which is adjacent to a Property constituting part of the collateral for the Credit Facility will, at the election of Lenders, become part of the collateral for the Credit Facility. The value of unimproved land will not be taken into account for the purpose of determining compliance with the Loan to Value Requirement or the Debt- to-Tangible Net Worth Ratio Requirement.

                          (x) A requirement that Borrowers shall not at any time during the term of the Credit Facility have under Development or further Development unimproved land or improved properties (irrespective of whether constituting part of the collateral pool to the Credit Facility) for their account unless (i) the total cost which will be incurred upon completion of all such Development which is under way at any given time is not more than $25,000,000, (ii) the improvements constituting part of each such Development are at least 50% pre-leased on generally accepted market terms prior to the commencement of such Development, and (iii) the improvements under Development are otherwise similar in type, quality and location to the existing portfolio of improved properties owned by Borrowers, it being understood that the purchase of unimproved land as permitted under subparagraph (ix) above shall constitute the commencement of Development of such unimproved land for the purposes of this subparagraph, and accordingly shall require compliance with the provisions of this subparagraph.

                          (xi) A requirement that (i) BRT will at all times maintain its REIT status under the Internal Revenue Code, and
                 (ii) its status as a public company whose stock is listed on a nationally-recognized exchange or is a NASDAQ security.

                          (xii) A requirement that the dividend payout ratio (dividends paid divided by funds from operations, as defined by NAREIT), and as determined on a rolling and preceding twelve month basis, shall at all times be less than 90%. Notwithstanding the foregoing, the actual dividend payout may exceed the foregoing dividend payout ratio restriction if required in order to maintain BRT's status as a REIT under the Internal Revenue Code.

                          (xiii) A requirement that the minimum net worth of BRT (as determined in accordance with GAAP) shall at all times equal the aggregate of $100,000,000 plus 90% of the net proceeds (i.e. after the expenses incurred in connection with such offerings) of all equity offerings by BRT after the date hereof.

                          (xiv) A requirement that the aggregate Approved Value of all Properties from time to time constituting part of the collateral pool for the Credit Facility shall at all times be equal to or in excess of $80,000,000.

                          (xv) A requirement that no individual Property constituting part of the collateral pool for the Credit Facility shall have an Approved Value in excess of 15% of the aggregate Approved Value of all Properties constituting part of the collateral pool for the Credit Facility.

                          (xvi) A requirement that Borrowers will not without the prior consent of Lenders assume, guaranty, endorse or otherwise become directly or contingently liable for the debts or obligations of any other person, party or entity, except by reason of endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

                          (xvii) A requirement that that at all times during the term of the Credit Facility the average occupancy of all of the Properties constituting part of the collateral pool for the Credit Facility shall equal at least 85%. Occupancy shall mean space in the Properties constituting part of the collateral pool for the Credit Facility which is occupied by tenants who in each case are not in default in the payment of rent under their respective leases. For the purpose of determining compliance with this covenant not more than 15,000 square feet in the aggregate of headquarters space in the Properties which is occupied by Borrowers or by affiliates of Borrowers who are directly involved in the business and operations of Borrowers or by subsidiaries of Borrowers shall be considered to constitute occupied space in the Properties.

The Credit Facility Documents will also incorporate default provisions (inclusive of notice and cure periods as appropriate and customary) which are acceptable to Borrowers and Initial Lenders and are otherwise usual and customary for credit facilities comparable in size, type and purpose to the Credit Facility. Continuing compliance with the covenants set forth in clauses
(ii), (iv), (v), (vi), (vii), (viii), (xii), (xiii), (xiv), (xv) and (xvii) of this paragraph shall be subject to confirmation by Lenders at the end of each calendar quarter, it being understood that Borrowers shall provide to Lenders at the end of each calendar quarter such information and evidence as Lenders shall reasonably require in connection with the confirmation of such continuing compliance.

                 13. REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The Credit Facility Documents will incorporate representations and warranties with respect to Borrowers and the Properties which are acceptable to Initial Lenders and are otherwise usual and customary for credit facilities comparable in size, type and purpose to the Credit Facility, and including, without limitation, confirmation of corporate, REIT and partnership status and authority; execution, delivery and performance of Credit Facility Documents do not violate law or existing agreements; accuracy of financial information; no material adverse change in financial conditions, operations or business prospects since the date of the last audited balance sheet furnished to Initial Lenders prior to closing; use of Credit Facility proceeds; the receipt of all necessary consents; the making of all necessary filings and giving of all required notices; compliance with ERISA; compliance with ADA; compliance with all applicable laws, rules and regulations (including, without limitation, all applicable zoning, building code, fire safety and environmental laws, rules and regulations; continue tax qualification of BRT as a REIT; no material litigation, casualty or condemnation; payment of taxes; full disclosure, good title and no material liens; utilization of proceeds of Credit Facility only for permitted uses; no governmental or regulatory approvals required; accuracy of representations and warranties; absence of defaults or events of default; legality, validity, binding effect and enforceability of the Credit Facility Documents; perfection and priority of liens created by Credit Facility Documents. The Credit Facility Documents will also incorporate indemnifications from Borrowers which are acceptable to

Initial Lenders and Borrowers and are otherwise usual and customary for Credit Facilities comparable in size, type and purpose to the Credit Facility.

                 14. SALE OF PROPERTY. A Property constituting part of the collateral for the Credit Facility and other property owned by Borrowers and not constituting part of the collateral pool for the Credit Facility may be sold with the prior approval of Initial Lenders, which approval will not be unreasonably withheld or delayed, provided that (i) such sale is an arms length bona fide sale, (ii) no default has occurred and is continuing under the Credit Facility Documents, (iii) the Loan to Value Requirement, the Minimum Debt Service Coverage Ratio, the Supplemental Debt Service Coverage Ratio, the Fixed Charge Coverage Ratio and the Debt-to-Tangible Net Worth Requirement shall continue to be maintained and satisfied after any such release, (iv) if the property being sold is a Property constituting part of the collateral pool for the Credit Facility, the outstanding Principal Balance of the Credit Facility shall be reduced by an amount equal to greater of 100% of the net proceeds realized on the sale of such Property, and 60% of the Approved Value of such Property as of the date upon which a binding contract for the sale of such Property has been entered into (so long as such sale occurs within 180 days after such contract is entered into, it being agreed that if such sale occurs more than 180 days after such contract is entered into the Approved Value of such Property as of the date of sale shall be utilized), (v) if property being sold does not constitute part of the collateral pool for the Credit Facility, 100% of the net proceeds realized on the sale of such property shall be applied first to the payment of the Other Secured Debt, if any, encumbering such property and which is payable to unrelated third parties, and next to the reduction of the outstanding Principal Balance of the Credit Facility before being used for any other purpose, (vi) Lenders shall be of the reasonable opinion that the sale of any such Property constituting part of the collateral pool for the Credit Facility will not have a material adverse effect on the value, quality, composition or character of the remaining Properties in collateral pool for the Credit Facility, and (vii) all of the terms, covenants, conditions, representations and warranties contained in the Credit Facility Documents shall continue to be complied with after any such sale. If a Property constituting part of the collateral pool for the Credit Facility is sold in compliance with the provisions of this paragraph, such Property will contemporaneously with such sale be released from the lien of the Mortgage and other Credit Facility Documents encumbering the same.

                 15. NEW DEBT OR EQUITY OFFERING. The net proceeds of any new debt or equity offering by Borrowers or their respective subsidiaries or affiliates shall (unless otherwise agreed to by Lenders in the exercise of their sole and absolute discretion) be applied first to the reduction of the outstanding principal balance of the Credit Facility before being used for any other purpose.

                 16. READVANCES. The Credit Facility is intended to be a revolving credit facility. In this regard, it is understood Borrowers shall have the right upon compliance with the conditions of this Commitment and the Credit Facility Documents which pertain to the making of advances under the Credit Facility (including, without limitation, the requirement that all advances be evidenced and secured by the Credit Facility Documents and insured under acceptable title insurance policies) to obtain readvances of amounts from time to time applied to the reduction of the principal balance outstanding under the Credit Facility pursuant to the provisions of paragraph 14 or 15 of this Commitment, or otherwise required or permitted to be made in accordance with the provisions of this Commitment (including, without limitation, any portion of the outstanding principal balance of the Credit Facility which is prepaid in accordance with the provisions of paragraph 15 above or paragraph 8 of Exhibit C attached hereto). All sums which are applied from time to time in reduction of the outstanding Principal Balance of the Credit Facility in accordance with the provisions of this Commitment shall (unless otherwise agreed to the contrary by Borrower) be deemed to have been applied in reduction of advances of the Credit Facility made pursuant to clause
(iv) and (v) of paragraph 8 of this Commitment.

                 17. INTEREST RATE PROTECTION AGREEMENTS. Borrowers shall be permitted to enter into interest rate swap and cap agreements with respect to the Credit Facility and with respect to Other Permitted Debt provided that (i) Borrowers notify Agent of its intention to do so prior to entering into any such agreement, (ii) any such agreement which has the effect of fixing the interest rate, or setting a minimum and/or maximum interest rate, with respect to the Credit Facility or with respect to Other Permitted Debt shall be taken into account in determining compliance with the Minimum Debt Service Coverage Ratio, the Supplemental Debt Service Coverage Ratio and the Fixed Charge Coverage Requirement, (iii) no such agreement shall be secured by the Properties or other collateral for the Credit Facility, and (iv) each such agreement which pertains to the Credit Facility shall be assigned by Borrowers to Agent, acting in its capacity as collateral agent for the Credit Facility, as additional collateral for the Credit Facility.

                 18. REPORTING REQUIREMENTS. Borrowers shall be required to submit to each Lender the following financial information:

                          (i) Annual individual and consolidated operating and capital expenditure budgets for BRT and with respect to each of the Properties from time to time constituting part of the collateral for the Credit Facility. The 1997 budgets shall be submitted prior to January 31, 1997 and budgets for subsequent calendar years shall be due not later than 30 days prior to the beginning of each calendar year during the term of the Credit Facility.

                          (ii) Quarterly unaudited individual and consolidated operating statements covering each of the Properties from time to time constituting part of the collateral for the Credit Facility, reconciled on a quarterly basis, to the then current annual individual and consolidated operating budgets for the Properties, in each case not later than 45 days after the end of each calendar quarter during the term of the Credit Facility, it being understood that the first three quarterly operating statements for calendar year 1996 to date shall be submitted prior to the closing of the Credit Facility.

                          (iii) Annual individual and consolidated operating statements covering each of the Properties from time to time constitutes part of the collateral for the Credit Facility not later than 90 days after the end of each calendar year during the term of the Credit Facility, it being understood that the 1995 annual operating statements shall be delivered prior to the closing of the Credit Facility.

                          (iv)  Annual audited consolidated and annual
                 unaudited consolidating financial statements of Borrowers not later than 90 days after the end of each calendar year during the term of the Credit Facility, it being understood that such consolidated and consolidating annual financial statements for calendar year 1995 shall be delivered prior to the closing of the Credit Facility.

                          (v) Copies of all other quarterly and annual filings of Borrowers with the SEC and other publicly-released information concurrent with such filing or public release.

                          (vi)  Such other information with respect to
                 Borrowers, the properties and assets owned by Borrowers (irrespective of whether constituting part of the collateral pool for the Credit Facility) and the respective subsidiaries and affiliates of Borrowers as may be reasonably requested by Agent.

All statements are to be prepared in accordance with GAAP and shall be in form and substance acceptable to Lenders. All unaudited financial statements will be certified to be true and correct in all material respects by the chief financial officer or the chief executive officer of BRT.

                 19. RECOURSE OBLIGATION. Borrowers' obligation in respect of the Credit Facility shall constitute the full personal and joint and several recourse obligations of Borrowers.

                 20. APPRAISAL. Initial Lenders shall receive not later than December 15, 1996, a comprehensive updated written "as is" appraisal report with respect to each of the Initial Properties constituting part of the original collateral pool for the Credit Facility from MAI appraisers designated or approved by Initial Lenders and complying with FIRREA standards. The basis of the appraisal calculation shown in the appraisal reports and all other aspects of the appraisal reports shall be satisfactory in all respect to Initial Lenders. Agent shall have the right in its discretion to commission updated appraisals or interim valuation with respect to the Properties from time to time constituting part of the collateral for the Credit Facility (i) with respect to a particular Property, if Agent, in the exercise of its sole and absolute discretion, believes that there has been a reduction in the value of such Property, and (ii) upon the occurrence of an event of default under the Credit Facility Documents. All costs incurred in connection with any appraisal or interim valuation required under this paragraph shall be borne by Borrowers.

                 21. ENVIRONMENTAL REPORT. Not later than ten (10) business days prior to the closing of Credit Facility, Initial Lenders shall receive a phase one level environmental audit report with respect to each of the Initial Properties constituting part of the original collateral for the Credit Facility (and such additional reports as may be required by Initial Lenders with respect to particular Properties which may have environmental problems as disclosed by the phase one level reports) prepared by qualified environmental consultant(s) or firm(s) designated by or otherwise acceptable to Initial Lenders, which reports shall indicate that each such Property is free and clear of toxic wastes, hazardous substances and all other environmental contaminations, and complies in all respects with all Federal, state and local environmental, petroleum products and hazardous waste laws, orders, ordinances, rules and regulations, including those relating to asbestos, and shall otherwise be in form and substance satisfactory in all respects to Initial Lenders.

                 22. ENVIRONMENTAL INDEMNIFICATION. Borrowers and Guarantors shall execute and deliver to Lenders a joint and several indemnification agreement in form and substance satisfactory in all respects to Initial Lenders pursuant to the provisions of which they shall absolutely and unconditionally and jointly and severally agree to indemnify and to hold Lenders harmless from and against any and all loss, liability, cost or expense of any nature whatsoever, contingent or otherwise, foreseen or unforeseen, incurred by Lenders (including, without limitation, reasonable attorneys fees) as a result of any failure for any reason of Borrowers to comply in all respects with all existing and future Federal, state and local environmental, petroleum products and hazardous waste laws, orders, ordinances, rules and regulations, including those relating to asbestos. The environmental indemnification and the personal recourse obligations and liabilities of Borrowers and Guarantors, thereunder shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, irrespective of whether the Credit Facility has been paid in full and irrespective of any foreclosure of the Mortgages or sale of the Properties pursuant to the Mortgages or acceptance by Lenders, their nominee(s) or wholly owned subsidiar(ies) of deeds or assignments in lieu of foreclosure and irrespective of any other fact or circumstance of any nature whatsoever. The aforementioned indemnity shall not apply to acts of Lenders or others after foreclosure or deed-in- lieu thereof.

                 23. LETTER OF CREDIT FEE. Borrowers shall pay a letter of credit fee in respect of outstanding Letters of Credit, which letter of credit shall be calculated separately with respect to each calendar month or portion thereof during the term of the Credit Facility, shall be payable monthly in arrears, and shall be equal to (1.875%) multiplied by a fraction the numerator of which shall be equal to the actual number of days elapsed in such calendar month or portion thereof, and the denominator of which shall be 360.

                 24. FEE ON UNUSED PORTION OF CREDIT FACILITY. Borrowers shall pay a fee on the unused portion of the Credit Facility (i.e., $80,000,000 minus the aggregate amount of the outstanding Principal Balance of the Credit Facility and the amount available for draw under outstanding Letters of Credit), which fee shall be payable quarterly in arrears, shall be calculated separately for each calendar quarter or portion thereof during the term of the Credit Facility on the basis of the actual number of days elapsed over a 360 day year and on the basis of the daily weighted average of the unused portion of the Credit Facility, and shall equal 1/8% per annum from the date of closing of the Credit Facility to and including March 31, 1997, and shall effective April 1, 1997, and thereafter equal 1/4% per annum.

                 25. ADMINISTRATIVE FEES. Borrowers shall pay to Agent an annual administration fee for the Credit Facility equal to $35,000 per annum, which annual administration fee shall be payable in advance on the date of the closing of the Credit Facility and on the first anniversary date of such closing and shall be deemed earned in full upon payment.

                 26. SYNDICATION. Borrowers acknowledge that Lead Lender intends after the date of this Commitment to sell and assign and/or transfer direct interests in the Credit Facility held by Lead Lender and Co-Lead Lender to one or more domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders as may be selected by Lead Lender in its sole and absolute discretion and on terms and conditions satisfactory to Initial Lenders sole and absolute discretion (any such banks, insurance companies, pension funds, trusts or other institutional lenders to whom a direct interest in the Credit Facility is sold and assigned and/or transferred in accordance with the provisions of this paragraph is herein collectively referred to together with Initial Lenders as "Lenders" and individually as a "Lender"). Lenders will also reserve the right to sell and assign conventional participation interests in the Credit Facility to such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other persons, parties or investors (including, but not limited to, grantor trusts, owner trusts, special purpose corporations or other similar or comparable investment vehicles, but specifically excluding REMICS, FASITs and real estate investment trusts) as may be selected by Lenders in their sole and absolute discretion and on terms and conditions satisfactory to Lenders in their sole and absolute discretion (any such bank, insurance company, pension fund, trust or other institutional lender or other person, party or investor to whom a conventional participation interest in the Credit Facility is so sold and assigned being herein referred to as a "Participant"). Borrowers understand and acknowledge that (a) each Lender holding a direct interest in the Credit Facility shall directly assume the obligation to fund the portion of the Credit Facility held by it, and shall have sole responsibility for funding the portion of the Credit Facility held by it, (b) Borrowers shall not have the right to look to any other party, including, without limitation, any other Lender for the funding of any such portion of the Credit Facility held by such Lender, and (c) voting rights among Lenders in respect of the Credit Facility shall be satisfactory in all respects to Initial Lenders and will be incorporated as part of the Co-Lenders Agreement. If a Lender shall sell a conventional participation interest in the portion of the Credit Facility held by it, Borrowers shall have no obligation to look to any person or party other than such Lender for the funding of any portion of the Credit Facility in which such Lender has sold and assigned to a Participant a conventional participation interest, it being agreed that the provisions of the preceding sentence of this paragraph shall not be applicable to any conventional participation interest in the Loan which is sold and assigned by a Lender to a Participant. Borrowers shall cooperate, and shall cause each guarantor, indemnitor and other person or party associated or connected with the Credit Facility or the collateral therefor to cooperate, in all respects with Lenders in connection with the sale of direct interests and conventional participation interests in the Credit Facility in the manner contemplated by this paragraph, and shall, in connection therewith, execute and deliver such estoppels, certificates, instruments and documents as may be reasonably requested by Lenders, including, without limitation, such documents and instruments as are required to effect the assumption by each Lender of the direct obligation to fund the portion of the Credit Facility held by it. Borrowers grant to Lenders, and shall cause each guarantor, indemnitor and other person or party associated or connected with the Credit Facility or the collateral therefor to grant to Lenders, the right to distribute on a confidential basis financial and other information concerning Borrowers, each such guarantor, indemnitor and other person or party and the property encumbered by the Mortgages and other pertinent information with respect to the Credit Facility to any party who has purchased a direct interest or conventional participation interest in the Credit Facility or who has expressed a serious interest in purchasing a direct interest or conventional participation interest in the Credit Facility. Borrowers shall reimburse Lead Lender upon demand for all costs incurred by Lead Lender in connection with the syndication of the Credit Facility (including, reasonable attorneys' fees), it being understood that (i) Lead Lender shall, unless otherwise agreed to by Lead Lender, have the exclusive right to effect a syndication of direct interests in the Credit Facility, and (ii) 100% of any such syndication by Lead Lender shall be transferred on a pari passu basis from Initial Lenders respective commitments in the Credit Facility unless otherwise mutually agreed by Initial Lenders to the contrary. Lead Lender shall have the right at any time in its sole and absolute discretion and without obtaining the prior approval or consent of Borrowers to permit other Lenders to sell and assign and/or transfer direct interests in the Credit Facility on such terms and conditions as shall be acceptable to Lead Lender, and otherwise on the terms and conditions hereinabove set forth in this paragraph which are applicable in connection with any such sale and assignment and/or transfer of a direct interest in the Credit Facility by Lead Lender. If Borrowers shall default in the performance of its obligation as set forth in this paragraph, and if such default shall not be remedied by Borrowers within ten (10) days after notice by Lead Lender, Lead Lender shall have the absolute and unconditional right to declare the Credit Facility immediately due and payable. Notwithstanding anything to the contrary in this paragraph, each Initial Lender shall at all times during the term of the Credit Facility (and provided that no default has occurred and is continuing) retain not less than a $15,000,000 direct interest in the maximum committed amount of the Credit Facility, it being understood that nothing contained in this sentence shall be deemed to restrict the ability of Initial Lenders to assign conventional participation interests in their respective retained direct interests in Credit Facility. Agent shall use its best efforts to inform Borrowers of each sale of a direct interest in the Credit Facility promptly after the same occurs, but shall in no event have any liability for failing to do so.

                 27. MANAGEMENT. The Properties from time to time constituting part of the collateral pool for the Credit Facility shall at all times during the term of the Credit Facility be managed by Brandywine Realty Services Corp. or other manager satisfactory to Lenders, under management agreements in form and substance satisfactory to Lenders.

                 28. DEFAULT RATE. The default rate of interest on the Credit Facility shall be equal to four percent (4%) over the non- default interest rates (i.e. the LIBOR Rates and the Floating Rate) applicable to the Credit Facility from time to time.

                 29. LATE PAYMENT CHARGE. If Borrowers shall fail to pay any installment of interest on the Credit Facility on the due date thereof (TIME BEING OF THE ESSENCE UNDER ANY AND ALL CIRCUMSTANCES), Borrowers shall pay to Lenders as a late payment charge an amount equal to four percent(4%) of any such past due installment.

                 30. SURVIVAL OF COMMITMENT. This Commitment and the Credit Facility Documents, if and when executed and delivered, constitute and will continue to constitute the entire agreement among Lenders and Borrowers with respect to the Credit Facility, it being expressly understood that the terms, covenants, conditions and provisions set forth in this Commitment shall survive the closing of the Credit Facility, provided, however, that in the event of any conflict or ambiguity between the terms, covenants, conditions and provisions set forth in this Commitment and those set forth in the Credit Facility Documents, the terms, covenants, conditions and provisions of the Credit Facility Documents shall prevail.

                 31. NO JOINT VENTURE. In no event shall the transactions contemplated by this Commitment or the Credit Facility Documents constitute, or be deemed or construed under any fact or circumstance to constitute, a partnership or joint venture among Lenders and Borrowers, it being agreed that the sole relationship between Lenders and Borrowers has been, and will at all times continue to be, that of lenders and borrowers.

                 32. COMMITMENT FEE. In consideration of the extension of this Commitment, Borrowers shall pay to Initial Lenders a commitment fee equal to $600,000 (the "Commitment Fee"), which Commitment Fee shall be paid by Borrowers to Initial Lenders in the manner hereinafter set forth and which Commitment Fee shall under any and all circumstances be deemed to be earned in full upon Borrower's acceptance of this Commitment, and shall not (other than as expressly provided to the contrary in the last sentence of this paragraph) under any fact or circumstance be refundable in whole or in part. The entire Commitment Fee shall be payable by Borrowers on the earlier to occur of (x) the date of closing of the Credit Facility, and as a condition precedent thereto, and (y) the expiration date of this Commitment (irrespective of whether such expiration date occurs as a result of the Borrower's inability to timely satisfy the terms and conditions of this Commitment, TIME BEING OF THE ESSENCE UNDER ANY AND ALL CIRCUMSTANCES). The Commitment Fee shall be payable to Initial Lenders on a pro-rata basis. Notwithstanding anything to the contrary contained in this paragraph, the Commitment Fee shall not be payable by Borrowers if the Offering is not successfully concluded by the Expiration Date.

                 33. EXPIRATION DATE OF COMMITMENT AND LOAN CLOSING. Unless otherwise agreed by Initial Lenders in the exercise of their sole and absolute discretion, the closing and the initial funding of the Credit Facility shall occur not later than December 23, 1996 (the "Expiration Date"), IT BEING AGREED THAT TIME SHALL BE OF THE ESSENCE UNDER ANY AND ALL CIRCUMSTANCES. Initial Lenders shall have the absolute and unconditional right in the exercise of their sole and absolute discretion, but in no event the obligation, to unilaterally extended the Expiration Date for such period or periods of time (but not beyond January 31, 1997) as Initial Lenders shall deem to be appropriate in the exercise of their sole and absolute discretion.

                 34. EXCULPATION. No recourse shall be had for any obligation of BRT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of BRT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

                 35. ACCEPTANCE OF COMMITMENT. If the foregoing is satisfactory, kindly indicate your acceptance of this Commitment and your agreement to take the Credit Facility pursuant to the provisions of this Commitment by signing and returning the enclosed copies of this Commitment to Lead Lender and Co-Lead Lender and contemporaneously therewith wiring to Lead Lender the sums of $100,000 (the "Good Faith Deposit") on or before the close of business on November 8, 1996, otherwise this Commitment will be of no further force or effect, IT BEING AGREED THAT TIME SHALL BE OF THE ESSENCE UNDER ANY AND ALL CIRCUMSTANCES. The Good Faith Deposit shall be applied by Initial Lenders on account of the costs and expenses which are referred to in paragraph 1 of Exhibit A to this Commitment and which will be incurred by Initial Lenders, which costs and expenses Borrowers acknowledge will be in excess of $100,000, and shall not be refundable in whole or in part.

                                                    SMITH BARNEY MORTGAGE
                                                    CAPITAL GROUP, INC.

                                                    By:  ______________________
                                                    Name:  ____________________
                                                    Title:  ___________________

                                                    NATIONSBANK, N.A.

                                                    By:  ______________________
                                                    Name:  ____________________
                                                    Title:  ___________________

Accepted and Agreed this
6th day of November, 1996

BRANDYWINE REALTY TRUST

By:      _________________________
         Name:   Gerard H. Sweeney
         Title:  President and Chief
                 Executive Officer

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:  Brandywine Realty Trust, its
     general partner

     By:  __________________________
             Name:   Gerard H. Sweeney
             Title:  President and Chief
                     Executive Officer

                                   EXHIBIT A


                              (GENERAL CONDITIONS)


                 1. Borrowers' acceptance of this Commitment shall constitute Borrowers' unconditional agreement to pay all fees, costs, charges, taxes and other expenses incurred by Initial Lenders in connection with this Commitment and the funding of the Credit Facility, whether or not the Credit Facility closes, including but not limited to reasonable fees of Initial Lenders' respective counsel, appraisal fees, fees and expenses incurred in accounting review; fees and charges for surveys, examination of title to the Properties and mortgage title insurance thereon, hazard insurance, mortgage taxes, transfer taxes and all recording fees and charges. Initial Lenders shall cooperate with Borrowers in an attempt to minimize the aforementioned costs and expenses, provided, however, that nothing contained herein shall require Initial Lenders to compromise their respective underwriting standards and requirements.

                 2. Lenders shall not be required to pay any brokerage fees or commissions or other remuneration of any nature whatsoever arising from the issuance of this Commitment or the funding of the Credit Facility, and Borrowers agree, to defend, indemnify, and hold Lenders harmless from and against any and all such claims in connection therewith and brought by any party claiming a fee, commission or other compensation from, by, through or under Borrowers or otherwise as a result of dealing or alleged dealings with Borrowers.

                 3. Not less than 10 business days prior to the closing of the Credit Facility, Initial Lenders shall have received, approved and accepted the following:

                          (a) An up-to-date survey (i.e., sufficiently current to cause the standard survey exception to be deleted from the mortgage title insurance policies described below) of each of the Properties constituting part of the initial collateral pool for the Credit Facility satisfactory to Initial Lenders and their respective counsel, which surveys shall be prepared by surveyor(s) acceptable to Initial Lender and the Title Company and shall be certified to the Title Company and to Lenders. Each survey shall show dimensions and location of all improvements, easements, rights of way, adjoining sites, encroachments and the extent thereof, established building lines and street lines, the distance to, and names of the nearest intersecting streets and such other details as Initial Lender or their respective counsel may request or require.
                 The surveyor(s) shall provide surveyor's certifications in form and substance satisfactory in all respects to Initial Lender, their respective counsel and the Title Company.

                          (b) Policies of mortgage title insurance insuring the respective liens of the Mortgages at all times as first liens on the Properties for the full amount outstanding from time to time under the Credit Facility, subject only to those exceptions to title as are approved by Initial Lenders and their respective counsel, and with affirmative insurance on such matters as Initial Lenders or their respective counsel may require. The title policies shall be issued by a company or companies designated by Initial Lenders (the "Title Company"), shall be in an amount specified by Initial Lenders, and shall be sufficient to satisfy all co-insurance requirements, shall contain such terms and coverage as Initial Lenders and their respective counsel shall deem acceptable, and shall name Lenders as the insured parties. If required by Initial Lenders, Borrowers shall cause to be delivered to Agent facultative reinsurance agreements with direct access in amounts and issued by companies satisfactory to Initial Lenders and otherwise in form and substance satisfactory in all respects to Initial Lenders and their respective counsel. The title policies shall be assignable by Initial Lender in connection with any sale, assignment or syndication of the Credit Facility, and Borrowers shall be obligated to pay any additional insurance premiums which may become due as the result of the assignment of the title policies in connection with any such sale, assignment or syndication of the Credit Facility (including, without limitation, any premium which may become due as a result of any endorsement to the title policy naming the holder(s) of any interest therein subsequent to any such sale, assignment or syndication as named insured(s) in the title policies).

                          (c) Executed copies of all agreements of any nature whatsoever affecting or relating to the use, operation or development of the Properties, which agreements shall be satisfactory in all respects to Initial Lenders and their respective counsel.

                          (d)  Evidence of compliance with all zoning,
                 environmental and other laws, ordinances, rules, regulations and restrictions affecting Properties, the operation and use of the Properties and consummation of the Credit Facility transaction. Initial Lenders acknowledge that, in some jurisdictions, public officials will not issue comfort letters with respect to zoning laws and, with respect to such jurisdictions, Initial Lenders will accept a certification of a qualified engineer or other evidence of compliance in form and substance satisfactory to Initial Lenders.

                          (e) A detailed structural and physical inspection report prepared with respect to each Property by an inspecting engineer acceptable to Initial Lenders, which reports shall be dated or down dated to a date no earlier than nine (9) months prior to the closing of the Credit Facility, shall give a detailed description of the physical condition of each Property and shall otherwise be in form and substance acceptable to Initial Lenders, and shall indicate that each Property is generally in good condition and repair.

                          (f) In the case of unimproved land, evidence from the utility companies and municipalities servicing the local in which such unimproved land is located that water, sewer, electric, telephone and gas services are and will continue to be available to the improvements to be constructed as part of the Development thereof. The requirement set forth in this subparagraph shall be satisfied as a condition precedent to acquisition of any unimproved land (irrespective of whether constituting part of the collateral pool for the Credit Facility).

                          (g) Hazard Insurance Policies, liability insurance policies and other insurance policies and coverage (including, without limitation, earthquake coverage) as may be required by Initial Lenders and in form and substance and issued by companies satisfactory in all respects to Initial Lenders. If a Property, or any portion thereof, is located in a Federally designated "special flood hazard area", a flood insurance policy shall be delivered to Agent. If no portion of a Property is located in a Federally designated "special flood hazard area" such fact shall be substantiated by a certificate in form satisfactory to Initial Lenders from a licensed surveyor, appraiser or professional engineer or other qualified person, party or entity.

                          (h) Such security agreements, assignment or chattel mortgages as respective counsel for Initial Lenders shall prepare and counsel for Borrowers shall approve in order to create, as additional security for the Credit Facility, a first lien on all of the items of personal property owned by Borrowers from time to time located on or in or used in connection with the Properties, and, if the Credit Facility transaction or any aspect thereof or any portion of the collateral therefor comes within the scope of the Uniform Commercial Code, such financing statements and other documents as are required to comply with and to create and perfect a security interest under the Uniform Commercial Code.

                          (i) Evidence satisfactory to Initial Lenders that the Credit Facility and all interest, commitment fees, charges and other sums collected and to be collected in connection therewith will not be usurious under applicable law.

                          (j) Such other documents, instruments, certificates, opinions, assurances, consents, or approvals as Initial Lenders or their respective counsel may reasonably request or require.

                 4. Initial Lenders may terminate this Commitment if, except as may be otherwise provided herein, (i) the Credit Facility, or any other feature of the Credit Facility transaction has been or is misrepresented by Borrowers, in the Credit Facility application, or otherwise, (ii) any material adverse change shall occur with respect to Borrowers, the Properties or any other person, party or entity connected with the Credit Facility or any collateral for the Credit Facility or other source of repayment of the Credit Facility at any time prior to the closing of the Credit Facility, (iii) Borrowers, or any other person, party or entity connected with the Credit Facility or any collateral for the Credit Facility or other source of repayment of the Credit Facility shall be insolvent or involved in any arrangement, bankruptcy, reorganization or insolvency proceeding, or shall be the subject of an ongoing criminal investigation or under criminal indictment, or Initial Lenders are of the opinion that Borrowers or any such other person, party or entity will not otherwise be able to meet their respective obligations in respect of the Credit Facility or (iv) BRT shall cease to maintain its status as a REIT under the Internal Revenue Code.

                 5. All instruments and documents required hereby or affecting the Properties, securing the Credit Facility or relating to the organization and formation of Borrowers and other required persons, parties and entities and to the capacity and authority of Borrowers to take the Credit Facility and the capacity and authority of Borrowers, and other required persons, parties and entities to execute and deliver the Credit Facility Documents and such other documents, instruments, certificates, opinions, assurances, consents and approvals as Initial Lenders or their respective counsel may request and all procedures connected therewith shall be subject to the approval, as to form and substance, of Lead Lender, and its counsel.

                 6. Except as otherwise expressly provided to the contrary in this Commitment or the Credit Facility Documents, no part of the Properties nor any interest of any nature whatsoever therein or in the BRT/BOP affiliates (whether legal or beneficial or whether held directly or indirectly, other than stock of BRT and limited partnership interests in BOP issued to transferring entities as partial consideration for the conveyance of Properties to BOP) shall in any manner be further encumbered, sold, transferred, assigned or conveyed, or permitted to be further encumbered, sold, transferred, assigned or conveyed without the prior consent of Lenders, which consent in any and all circumstances may be withheld in the sole and absolute discretion of Lender. The provisions of the foregoing sentence of this paragraph shall apply to each and every such further encumbrance, sale, transfer, assignment or conveyance, regardless of whether or not Lenders have consented to, or waived by their action or inaction their rights hereunder with respect to, any such previous further encumbrance, sale, transfer, assignment or conveyance, and irrespective of whether such further encumbrance, sale, transfer, assignment or conveyance is voluntary, by reason of operation of law or is otherwise made. Not less than 75% interest in BOP shall at all times be owned and controlled by BRT, and which interest shall at all times remain unencumbered other than by the Credit Facility Document. The sole general partner of BOP shall at all times be BRT and BRT shall not be permitted to encumber, sell, transfer, assign or convey its general partner interest in the BOP. Not less than the present interest held either directly or indirectly by BRT and/or BOP in each BRT/BOP Affiliate which owns an Initial Property shall at all times continue to be owned and controlled by BRT and/or BOP, which interest in each such BRT/BOP Affiliate shall at all times remain unencumbered except by the Credit Facility Documents. The management and day to day operations of BRT, BOP and each BRT/BOP Affiliate shall at all times be under the active control of Brandywine Realty Services Corp., or another management company of comparable experience and credentials and which is otherwise reasonably acceptable to Lenders. Nothing contained in this paragraph shall be deemed or construed to restrict in any manner whatsoever BRT's ability to issue any common stock or beneficial shares of beneficial interests in BRT.

                 7. Unless Initial Lenders shall otherwise elect, any leases affecting the Properties shall be subject and subordinate to the lien of the Mortgages, and shall be assigned to Lenders as additional security for the Credit Facility. Any such leases and assignments shall be in form and substance satisfactory, in all respects, to Initial Lenders and their respective counsel. All leases entered into after the date of this Commitment shall satisfy leasing parameters acceptable to Initial Lenders. Agent will enter into subordination, non-disturbance and attornment agreements in form and substance satisfactory to Initial Lenders with respect to any lease covering more than 10,000 square feet of the rental space located at any Property and which has been approved by Initial Lenders, or is otherwise entered into in conformity with the provisions of the Credit Facility Documents.

                 8. If Borrowers' interest in any Property is a leasehold, all of the terms and conditions of the ground lease creating such leasehold estate must be approved by Initial Lenders and their respective counsel. There shall be no encumbrance on the fee estate in any such Property which is superior to the ground lease.

                 9. No statements, agreements or representations, oral or written, which may have been made either by any Initial Lenders or by any employee, agent or broker acting on any Initial Lenders' behalf, with respect to this Commitment or the Credit Facility, shall be of any force or effect, except to the extent stated in this Commitment, and all prior agreements and representations in respect of this Commitment and the Credit Facility are merged herein so that this Commitment shall contain the entire agreement among Initial Lenders and Borrowers with respect to the Credit Facility. This Commitment may not be (i) changed except by written agreement signed by Borrowers and Initial Lenders, or (ii) assigned by Borrowers by agreement, operation of law, or otherwise, unless Initial Lenders shall consent in writing to such assignment, which consent may be withheld by Agents in the exercise of their sole and absolute discretion.

                 10. INITIAL LENDERS AND BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND THE GUARANTORS, THE INDEMNITORS AND ALL OTHER PARTIES TO THE CREDIT FACILITY DOCUMENTS SHALL IRREVOCABLY AND UNCONDITIONALLY WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS COMMITMENT, THE CREDIT FACILITY, THE CREDIT FACILITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT OR THE CREDIT FACILITY DOCUMENTS.

                 11. The governing law for the Credit Facility shall be the law of the State of New York.

                                   EXHIBIT B


                         (DEFINITION OF CERTAIN TERMS)


ADDITIONAL PROPERTY: Any property acquired by Borrowers subsequent to the date of the closing of the Credit Facility.

AGENT:  Defined in paragraph 4 of the main body of this Commitment.

ALTERNATE BASE RATE:  Defined in paragraph 1(ii) of Exhibit C to this
Commitment.

APPROVED VALUE:  Defined in paragraph 10 of the main body of this Commitment.

ASSIGNMENTS OF LEASES AND RENTS: Assignments of Leases and Rents to be executed and delivered by Borrowers to Agent, in its capacity as collateral agent, as security for the payment of the Debt and covering on a first lien basis all of Borrower's right, title and interest now owned or hereafter acquired in and to all leases, rents, revenues, issues, profits and accounts pertaining to or derived from the Properties.

BASE LIBOR RATE:  Defined in paragraph 1(iv) of Exhibit C to this Commitment.

BORROWERS:  Defined in paragraph 2 of the main body of this Commitment.

BOP:  Defined in paragraph 2 of the main body of this Commitment.

BRT:  Defined in the first paragraph of the main body of this Commitment.

BRT/BOP AFFILIATE: Any corporation, partnership, limited liability company or other entity which is controlled by BRT and/or BOP and which owns a Property from time to time constituting part of the collateral pool for the Credit Facility, including, without limitation, any Initial Property.

BUSINESS DAY:  Defined in paragraph 1(ii) of Exhibit C to this Commitment.

BUSINESS DAY:  Defined in paragraph 1(i) of Exhibit C to this Commitment.

CAPITALIZATION RATE VALUE: Defined in paragraph 10 of the main body of this Commitment.

CASH FLOW:  Defined in paragraph 10 of the main body of the Commitment.

COLLATERAL POOL EARNINGS: Consolidated earnings of the Properties before minority interests, interest, taxes, depreciation and amortization, as determined on a consolidated basis and according to GAAP, for the period in question and which earnings shall be reduced by an amount equal to the higher of actual management fees incurred with respect to the Properties during the period in question and an amount equal to three percent (3%) of the gross revenues of the Properties during the period in question. Collateral Pool Earnings will be calculated on the basis of the four complete calendar quarters preceding the date of determination, with the exception that during 1997, the calculation shall be based on complete calendar quarters commencing with the calendar quarter beginning on October 1, 1996.

CO-LEAD LENDER:  Defined in paragraph 4 of the main body of this Commitment.

CO-LENDERS AGREEMENT: Defined in paragraph 4 of the main body of this Commitment.

COMMITMENT FEE:  Defined in paragraph 32 of the main body of this Commitment.

CREDIT FACILITY: Defined in the first paragraph of the main body of this Commitment.

CREDIT FACILITY AGREEMENT: Credit Facility Agreement to be entered into among Borrowers and the Initial Lenders and pursuant to the provisions of which the Credit Facility will be advanced.

CREDIT FACILITY DOCUMENTS: Collectively, the Note, the Credit Facility Agreement, the Mortgages, the Assignments of Leases and Rents, the Stock, Partnership and Asset Pledges, the Guaranty of Payment and all other documents and instruments evidencing, securing or otherwise executed and delivered in connection the Credit Facility.

CREDIT FACILITY OUTSTANDING: Defined in paragraph 8 of the main body of this Commitment.

DEBT: All principal, interest and other sums of any nature whatsoever which may or shall become due and payable in connection with the Credit Facility in accordance with the provisions of the Credit Facility Documents.

DEBT-TO-TANGIBLE NET WORTH REQUIREMENT: Defined in paragraph 12(viii) of the main body of this Commitment.

DEVELOPMENT: Any improvements which are to be constructed on any unimproved land owned and/or controlled either directly or indirectly by Borrowers or to be acquired by Borrowers, and any additions which are to be added to any improved property owned and/or controlled either directly or indirectly by Borrowers (irrespective of whether constituting part of the collateral pool for the Credit Facility) and which additions will increase the square footage of the improvements (rentable or otherwise) located on any such improved property.

EXPIRATION DATE:  Defined in paragraph 33 of the main body of this Commitment.

FEDERAL FUNDS EFFECTIVE RATE: Defined in paragraph 1(ii) of Exhibit C to this Commitment.

FLOATING RATE:  Defined in paragraph 1(ii) of Exhibit C to this Commitment.

FIXED CHARGE COVERAGE RATIO: Defined in paragraph 12(vii) of the main body of this Commitment.

GAAP:  Generally accepting accounting principles.

GOOD FAITH DEPOSIT: Defined in paragraph 35 of the main body of this Commitment.

GUARANTORS: Collectively, Witmer Operating Partnership, L.P., Brandywine Realty Partners and Brandywine Realty Services Corp.

GUARANTY OF PAYMENT: Guaranty of Payment to be executed and delivered by Guarantors to Initial Lenders pursuant to which Guarantors shall jointly and severally guaranty the payment of the Debt.

INITIAL LENDERS:  Defined in paragraph 4 of the main body of this Commitment.

INITIAL PROPERTIES: The properties which are more particularly described in Exhibit B-1 attached hereto, and which will constitute the original collateral pool for the Credit Facility at the time of the closing thereof.

INTEREST PERIOD:  Defined in paragraph 1(iii) of Exhibit C to this Commitment.

LEAD LENDER:  Defined in paragraph 4 of the main body of this Commitment.

LENDERS:  Defined in paragraph 26 of the main body of this Commitment.

LETTERS OF CREDIT:  Defined in paragraph 8 of the main body of this Commitment.

LIBOR RATE:  Defined in paragraph 1(iv) of Exhibit C to this Commitment.

LOAN TO VALUE REQUIREMENT: Defined in paragraph 10 of the main body of this Commitment.

MINIMUM DEBT SERVICE COVERAGE RATIO: Defined in paragraph 12(v) of the main body of this Commitment.

MORTGAGES: Fully cross defaulted and cross collateralized blanket mortgages and deeds of trust constituting a first lien on the fee and leasehold estates of Borrowers in all Properties constituting part of the collateral pool for the Credit Facility from time to time to be executed and delivered by Borrowers to or for the benefit of Agent, acting in its capacity as collateral agent for the Credit Facility, and securing payment in full of the Debt.

NB:  Defined in the first paragraph of the main body of this Commitment.

NOTE: Promissory Note(s) in the aggregate principal amount of the Credit Facility to be executed and delivery by Borrowers to Initial Lenders and evidencing the portions of the Credit Facility respectively held by the Initial Lenders.

OFFERING:  Defined in paragraph 3 of the main body of this Commitment.

OTHER DEBT:  Defined in paragraph 12(iv) of the main body of this Commitment.

OTHER PERMITTED DEBT: Defined in paragraph 12(iv) of the main body of this Commitment.

OTHER SECURED DEBT: Defined in paragraph 12(iv) of the main body of this Commitment.

OTHER UNSECURED DEBT: Defined in paragraph 12(iv) of the main body of this Commitment.

PARTICIPANT:  Defined in paragraph 26 of the main body of this Commitment.

PRIME RATE:  Defined in paragraph 1(ii) of Exhibit C to this Commitment.

PRINCIPAL BALANCE:  Defined in paragraph 1(v) of Exhibit C to this Commitment.

PROPERTIES: The properties from time to time constituting part of the collateral pool for the Credit Facility.

REGISTRATION STATEMENT: Defined in paragraph 3 of the main body of this Commitment.

RENOVATION: Any renovation to an improved property owned and/or controlled either directly or indirectly by Borrowers (irrespective of whether constituting part of the collateral pool for the Credit Facility) which does not constitute an additional Development of such property.

RE-SET DATE:  Defined in paragraph 1(vi) of Exhibit C to this Commitment.

ROLL OVER DATE:  Defined in paragraph 1(vii) of Exhibit C to this Commitment.

SBMCG:  Defined in the first paragraph of the main body of this Commitment.

STOCK, PARTNERSHIP AND ASSET PLEDGES: Comprehensive first priority pledges of all of the stock, partnership interests, membership interests and other interests owned and/or controlled either directly or indirectly by Borrowers in any corporation, partnership, limited liability company or other entity, and in all other assets (whether tangible or intangible) owned and/or controlled by either directly or indirectly by Borrowers. Notwithstanding anything to contrary contained in this definition, it is agreed that the Stock, Partnership and Asset Pledges insofar as they may pertain to a property which does not constitute part of the collateral pool for the Credit Facility and which is encumbered by Other Secured Debt incurred in compliance with the provisions of this Commitment, shall be subject and subordinate to the liens securing such Other Secured Debt.

SUPPLEMENTAL DEBT SERVICE COVERAGE RATIO: Defined in paragraph 12(vi) of the main body of this Commitment.

TANGIBLE NET WORTH: Defined in paragraph 12(viii) of the main body of this Commitment.

TELERATE PAGE 3750:  Defined in paragraph 1(iv) of Exhibit C to this
Commitment.

TITLE COMPANY:  Defined in paragraph 3(b) of Exhibit A to this Commitment.

TOTAL EARNINGS: Consolidated earnings of Borrowers before minority interests, interest, taxes, depreciation and amortization, as determined on a consolidated basis and according to GAAP, for the period in question. Total Earnings will be calculated on the basis of the four complete calendar quarters preceding the date of determination, with the exception that during 1997, the calculation shall be based on complete calendar quarters commencing with the calendar quarter beginning on October 1, 1996.

                                  EXHIBIT B-2

                      (DESCRIPTION OF INITIAL PROPERTIES)

                                   EXHIBIT C

                           (INTEREST RATE PROVISIONS)

                 1. The following terms as used in this Exhibit shall have the following meanings:

                          (i) The term "Business Day" shall mean any day on which Agent is open for business in Charlotte, North Carolina and on which commercial banks in the City of London, England are open for dealings in U.S. dollar deposits in the London Interbank Market, provided, however, that during any period of time during which the entire Principal Balance is bearing interest at the Floating Rate in accordance with the provisions of this Exhibit hereinafter set forth, the term "Business Day" shall mean any day on which Agent is open for business in Charlotte, North Carolina.

                          (ii) The term "Floating Rate" shall mean a rate per annum equal to 25 basis points plus the greater on a daily basis of the Prime Rate, or the Alternate Base Rate. The term "Prime Rate" shall mean such rate of interest as is publicly announced by NB or other comparable bank designated by Agent at its principal office from time to time as its prime rate. Any change in the Prime Rate shall be effective on the date such change is announced by NB or other comparable bank designated by Agent. The term "Alternate Base Rate" shall mean a rate per annum equal to 50 basis points plus the Federal Funds Effective Rate from time to time. The "Federal Funds Effective Rate" shall to the extent necessary be determined by Agent separately for each day during the term of the Credit Facility and shall for each such day be a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for each such day (or if any such day is not a business day, for the next immediately preceding business day) by the Federal Reserve Bank of New York, or if the weighted average of such rates is not so published for any such day which is a business day, the average of the quotations for any such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent. The term "business day" as used in the preceding sentence of this subparagraph shall mean any day on which Agent is open for business in Charlotte, North Carolina. Any change in the Floating Rate as a result of a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of any such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be. If for any reason Agent shall have determined (which determination shall be conclusive and binding on Borrowers absent manifest error) that Agent is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of to obtain sufficient bids for the purposes of determining the Federal Funds Effective Rate in accordance with the provisions of this subparagraph, the Floating Rate shall be determined on the basis of the Prime Rate until the circumstances giving rise to such inability no longer exist. The Floating Rate shall be calculated for the actual number of days elapsed on the basis of a 360 day year. Each determination of the Floating Rate shall be made by Agent and shall be conclusive and binding upon Borrowers absent manifest error.

                          (iii) The term "Interest Period" shall mean the period of time during which a particular LIBOR Rate will be applicable to all or any particular portion of the Principal Balance in accordance with the provisions of this Exhibit, it being agreed that each Interest Period shall commence and shall terminate on a Re-Set Date, each Interest Period shall be of a duration of either one month, two months or three months, as selected by Borrowers, or otherwise determined, in accordance with the provisions hereof, no Interest Period shall extend beyond the maturity date of the Credit Facility, and the portion of the Principal Balance with respect to which a particular Interest Period is applicable will bear interest at the LIBOR Rate pertaining to such Interest Period from and including the first day of such Interest Period to, but not including, the last day of such Interest Period.

                          (iv) The "LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to 175 basis points plus the Base LIBOR Rate applicable to such Interest Period. The "Base LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the rate for U.S. dollar deposits with maturities comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, provided, however, that if such rate does not appear on Telerate Page 3750, the "Base LIBOR Rate" applicable to such Interest Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Principal Balance (or the portion thereof which will bear interest at a LIBOR Rate during the Interest Period to which such Base LIBOR Rate is applicable in accordance with the provisions of this Exhibit), and with maturities comparable to the last day of the Interest Period with respect to which such Base LIBOR Rate is applicable, are offered in immediately available funds in the London Interbank Market to the London office of NB or other comparable bank designated by Agent by leading banks in the Eurodollar market at 11:00 a.m., London time, two (2) Business Days prior to the commencement of the Interest Period to which such Base LIBOR Rate is applicable. The term "Telerate Page 3750" means the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest settlement rates for U.S. dollar deposits). Any Base LIBOR Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such Service. Each determination of the LIBOR Rate and the Base LIBOR Rate applicable to a particular Interest Period shall be made by Agent and shall be conclusive and binding upon Borrowers absent manifest error. Interest at the applicable LIBOR Rate from time to time shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

                          (v) The term "Principal Balance" shall mean the outstanding principal balance of the Credit Facility from time to time.

                          (vi) The term "Re-Set Date" shall mean consecutive numerically corresponding dates during the term of the Credit Facility, the first of which Re-Set Dates shall occur on a Business Day to be designated by Agent which Business Day shall not be earlier than five (5) Business Days following the date of the initial funding of the Credit Facility or later than the first Business Day of the calendar month following the date of the initial funding of the Credit Facility and which is five (5) Business Days or more after the date of such funding. Each subsequent Re-Set Date during the term of the Credit Facility shall be the date in each subsequent calendar month during the term of the Credit Facility which numerically corresponds to the first Re-Set Date during the term of the Credit Facility, provided, however, that if the numerically corresponding date in any such subsequent calendar month during the term of the Credit Facility shall not be a Business Day, the Re-Set Date for such calendar month shall be the next succeeding Business Day, unless the next such succeeding Business Day would fall in the next calendar month, in which event the Re-Set Date for such calendar month shall be the next preceding Business Day. For the purposes of this Exhibit the period of time between any two consecutive Re-Set Dates during the term of the Credit Facility shall be deemed to be a period of one month. At the present time it is anticipated that the Re-Set Date will be timed to correspond to the first day of each calendar month during the term of the Credit Facility.

                          (vii)  The "Roll Over Date" applicable to a
                 particular Interest Period shall mean the last day of such Interest Period.

                 2. From and including the date of the initial advance of the Credit Facility pursuant to the provisions of this Commitment to, but not including, the first Re-Set Date during the term of the Credit Facility, the entire Principal Balance shall bear interest at the Floating Rate. From and including the first Re-Set Date during the term of the Credit Facility to, but not including, the last Re-Set Date during the term of the Credit Facility, the entire Principal Balance shall, except as specifically provided to the contrary in this paragraph and in paragraph 4 of this Exhibit, bear interest at one or more of the available LIBOR Rates. The available LIBOR Rates shall consist of a one-month LIBOR Rate, a two-month LIBOR Rate and a three-month LIBOR Rate determined in accordance with the provisions of paragraph 1(iv) and paragraph 4 of this Exhibit, it being agreed that (i) Borrowers shall have the right to select the LIBOR Rate or Rates from time to time applicable to the Principal Balance, (ii) Borrowers shall not have the right to select a two month or a three-month LIBOR Rate prior to the expiration of 120 days after the date of closing of the Credit Facility unless Lead Lenders shall otherwise agree to the contrary in their sole and absolute discretion, and (iii) each LIBOR Rate from time to time so selected by Borrowers shall take effect and shall end on a Re-Set Date. Except as hereinafter specifically provided to the contrary in this paragraph, Borrowers shall not have the right to select more than one LIBOR Rate to take effect on any given Re-Set Date. If Borrowers shall not select a LIBOR Rate by written notice given to Agent at least five (5) Business Days prior to a particular Re-Set Date, the LIBOR Rate for such Re-Set Date shall be a one-month LIBOR Rate. The LIBOR Rate selected by Borrowers or otherwise designated for a particular Re-Set Date in accordance with the foregoing provisions of this paragraph, shall be in effect from and including the first day of the Interest Period to which such LIBOR Rate pertains to, but not including, the Roll Over Date applicable to such Interest Period, and shall (subject to the following provisions of this paragraph) be applicable to the entire portion of the Principal Balance with respect to which a LIBOR Rate or Rates are due to be re-set on such Re-Set Date, as well as to any portion of the Principal Balance bearing interest at a Floating Rate and any advance of the Credit Facility scheduled to be made on such Re-Set Date. Notwithstanding the foregoing provisions of this paragraph, any advance or advances of the Credit Facility which are drawn down and which in the aggregate are less than $2,000,000, or which are drawn down other than on a Re-Set Date in accordance with the provisions of paragraph 3 of this Exhibit, will bear interest at the Floating Rate from and including the date upon which the same are drawn down to, but not including, the earlier to occur of the first Re-Set Date on which a LIBOR Rate applicable to the outstanding Principal Balance is due to be re-set, or the first Re-Set Date on which the aggregate portion of the Principal Balance bearing interest at the Floating Rate is equal to or is in excess of $2,000,000, whereupon the interest rate applicable to such advance or advances or such portion of the Principal Balance bearing interest at the Floating Rate will be converted to a LIBOR Rate in accordance with the provisions of this paragraph. From and after the date upon which and for so long as the Principal Balance is equal to or in excess of $4,000,000, Borrowers shall, subject to the foregoing provisions of this paragraph, have the right to select up to, but not in excess of, two LIBOR Rates to take effect on any given Re-Set Date by written notice given to Agent at least five (5) Business Days prior to the applicable Re-Set Date in which Borrowers shall specify the two LIBOR Rates so selected by Borrowers and the respective portions of the Principal Balance (inclusive of any advance of the Credit Facility scheduled to be made on such Re-Set Date) to which such LIBOR Rates are to respectively pertain, it being agreed that the minimum portion of the Principal Balance to which any such LIBOR Rate may pertain shall be equal to at least $2,000,000, and each such LIBOR Rate so selected by Borrowers shall be applicable to the portion of the Principal Balance to which it pertains from and including the first day of the applicable Interest Period to, but not including, the Roll Over Date applicable to such Interest Period. If the maturity date of the Credit Facility is not a Re-Set Date, the entire Principal Balance shall at the election of Lenders either bear interest at the Floating Rate or at a one month LIBOR Rate determined in accordance with the provisions of paragraph 1(iv) and paragraph 4 of this Exhibit from and including the last Re-Set Date prior to the maturity date of the Credit Facility to, but not including, the maturity date of the Credit Facility, it being agreed that any such one-month LIBOR Rate shall be determined on the basis of an assumed Interest Period of one month.

                 3. Borrowers shall not have the right (other than as provided in the next sentence) to obtain more than one advance per month under the Credit Facility. Each advance under the Credit Facility shall be equal to or in excess of $1,000,000 and shall be made upon not less than five (5) Business Days prior written request therefor from Borrowers to Agent. Notwithstanding the foregoing, Borrowers shall have the right to obtain more than one advance under the Credit Facility per month if such additional advance or advances are being made pursuant to this Commitment in connection with the acquisition of Additional Property. Any such advance which is not made on a Re-Set Date shall bear interest at the Floating Rate until the next occurring Re-Set Date, unless such next occurring Re-Set Date is less than five (5) Business Days from the date of such advance in which event such advance shall bear interest at the Floating Rate until the second Re-Set Date following the date of such advance, at which time the interest rate applicable to such advance shall, except as otherwise provided to the contrary in this Exhibit, be converted to a LIBOR Rate.

                 4. Agent shall, as soon as practicable after 9:00 a.m., New York City time, two (2) Business Days prior to the commencement of a particular Interest Period, determine the LIBOR Rate which will be in effect during such Interest Period and inform Borrowers of the LIBOR Rate so determined (which determination shall be conclusive and binding upon Borrowers absent manifest error). In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of a particular Interest Period, Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that U.S. dollar deposits in an amount approximately equal to the portion of the Principal Balance which is to bear interest at a particular LIBOR Rate during such particular Interest Period in accordance with the provisions of this Exhibit are not generally available at such time in the London Interbank Market, or reasonable means do not exist for ascertaining a LIBOR Rate for such particular Interest Period, Agent shall so notify Borrowers and the interest rate applicable to the portion of the Principal Balance with respect to which such LIBOR Rate was to pertain shall automatically be converted to the Floating Rate as of the next occurring Re-Set Date, it being agreed that the Floating Rate shall remain in effect thereafter with respect to such portion of the Principal Balance unless and until Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that the aforesaid circumstances no longer exist, whereupon the interest rate applicable to such portion of the Principal Balance shall be converted back to a LIBOR Rate determined in the manner hereinabove set forth in this Exhibit effective as of the first Re-Set Date which occurs ten (10) Business Days or more after such good faith determination by Agent.
If any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Lenders to make or maintain LIBOR Rates with respect to the Principal Balance or any portion thereof or to fund the Principal Balance or any portion thereof at LIBOR Rates in the London Interbank Market or to give effect to their obligations as contemplated by this Commitment, then, upon notice by Agent to Borrowers, the interest rate applicable to the entire Principal Balance shall be automatically converted to the Floating Rate, it being agreed that any notice given by Agent to Borrowers pursuant to this sentence shall, if lawful, be effective insofar as it pertains to any particular portion of the Principal Balance bearing interest at a particular LIBOR Rate on the last day of the then existing Interest Period pertaining to such particular portion of the Principal Balance, or if not lawful, shall be effective immediately upon being given by Agent to Borrowers, and that the Floating Rate shall remain in effect thereafter with respect to such particular portion of the Principal Balance unless and until Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that the aforesaid circumstances no longer exist, whereupon the interest rate applicable to such portion of the Principal Balance shall be converted to a LIBOR Rate determined in the manner hereinabove set forth in this Exhibit effective as of the first Re-Set Date which occurs ten
(10) Business Days or more after such good faith determination by Agent. If the interest rate applicable to any particular portion of the Principal Balance is converted from a LIBOR Rate to the Floating Rate on a date other than a Roll Over Date in accordance with the provisions of the preceding sentence, Borrowers shall pay to Agent on demand an amount equal to the prepayment premium, if any, which would have been due pursuant to the provisions of this Exhibit hereinafter set forth if the portion of the Principal Balance bearing interest at such LIBOR Rate was prepaid in full on the date of such conversion.

                 5. Borrowers recognizes that the cost to Lenders of making or maintaining LIBOR Rates with respect to the Principal Balance or any portion thereof may fluctuate and Borrowers agrees to pay Agent within ten (10) days after demand by Agent an additional amount or amounts as Agent shall reasonably determine will compensate Lenders for actual costs incurred by Lenders in maintaining LIBOR Rates on the Principal Balance or any portion thereof as a result of:

                          (i) the imposition after the date of this Commitment of, or changes after the date of this Commitment in, or the actual maintenance after the date of this Commitment by any Lender of, reserves in accordance with the reserve requirements now or hereafter promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to, any reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that the portion of the Principal Balance bearing interest at LIBOR Rates from time to time in accordance with the provisions of this Exhibit shall be deemed to be funded with obligations that constitute Eurocurrency Liabilities, as defined by such Regulation; or

                          (ii) any change, after the date of this Commitment, in applicable law, rule or regulation or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to any Lender of the Principal Balance or interest on the Principal Balance or any portion thereof at a LIBOR Rate or any other fees or amounts payable in respect of the Credit Facility (other than taxes imposed on all or any portion of the overall net income of any such Lender by the Federal government or by the state or country of incorporation or domicile of any such Lender or by any political subdivision or taxing authority of the Federal government or any such state or country), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any such Lender or imposing on any such Lender or on the London Interbank Market any other condition affecting the Credit Facility or the portion of the Principal Balance bearing interest at LIBOR Rates so as to increase the cost to any such Lender of making or maintaining LIBOR Rates with respect to the Principal Balance or any portion thereof or to reduce the amount of any sum received or receivable by any such Lender with respect to the Credit Facility (whether of principal, interest or otherwise), by an amount deemed by Agent in good faith to be material, but without duplication for payments required under subparagraph (i) above.

Any amount or amounts payable by Borrowers to Agent pursuant to subparagraph
(i) or (ii) above shall be paid by Borrowers to Agent within ten (10) days of receipt by Borrowers from Agent of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrowers absent manifest error. Failure on the part of Agent to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of Agent's right to demand compensation for any increased costs incurred during any such Interest Period or in any other subsequent or prior Interest Period, provided, however, that if Agent shall fail to notify Borrower of the occurrence of any event described in subparagraph (i) or (ii) above within one hundred eighty (180) days after the occurrence of such event, Borrowers' liability for any increased costs incurred by any such Lender, as the result of the occurrence of such event shall be limited to increased costs attributable to the period occurring subsequent to the date upon which Agent shall actually notify Borrowers of the occurrence of such event.

                 6. Borrowers shall indemnify each Lender against any loss or expense that any such Lender may sustain or incur as a consequence of any failure by Borrowers to take down all or any portion of any advance of the Credit Facility (including, without limitation, the initial advance of the Credit Facility) on the date Borrowers requested that such advance be made in accordance with the provisions of this Commitment or as a consequence of any default by Borrowers in the payment of any portion of the Principal Balance bearing interest at a LIBOR Rate, or any part thereof or interest accrued thereon at a LIBOR Rate, as and when due and payable, or the occurrence of any event of default specified in the Credit Facility Document, including, but not limited to, any loss or expense actually sustained or incurred by any such Lender in liquidating or reemploying deposits from third parties acquired to effect or maintain a LIBOR Rate with respect to all or any portion of the Principal Balance or any advance of the Credit Facility requested or scheduled to be made pursuant to the provisions of this Commitment. Agent shall provide to Borrowers a statement explaining the amount of any such loss or expense, which statement shall be conclusive and binding upon Borrowers absent manifest error.

                 7. If after the date of this Commitment, Agent shall have determined that the adoption after the date of this Commitment of any law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender), or by any Lender's holding company, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's capital or on the capital of any Lender's holding company, as the case may be, as a consequence of any Lender's obligations with respect to the Credit Facility to a level below that which any such Lender or any such Lender's holding company, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration any such Lender's or any such Lender's holding company's policies, as the case may be, with respect to capital adequacy) by an amount deemed by Agent to be material, then from time to time, Borrowers shall pay to Agent such additional amount or amounts as will compensate any such Lender or any such Lender's holding company, as the case may be, for such reduction. Any amount or amounts payable by Borrowers to Agent in accordance with the provisions of this paragraph shall be paid by Borrowers to Agent within ten (10) days of receipt by Borrowers from Agent of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrowers absent manifest error.

                 8. Subject to the following provisions of this paragraph, Borrowers shall have the right to prepay the Principal Balance in whole, or in part, upon not less than five (5) Business Days' prior written irrevocable notice to Agent specifying the intended date of prepayment, which date of prepayment shall not be more than fifteen (15) days after the date of such notice, and the amount to be prepaid and upon payment of all interest and other sums then due and payable pursuant to the provisions of the Credit Facility Document. The portion of the Principal Balance specified in any such irrevocable notice of prepayment shall, be absolutely and unconditionally due and payable on the date specified in such notice. No prepayment premium shall be payable if the portion of the Principal Balance being prepaid is bearing interest on the date of prepayment at the Floating Rate in accordance with the provisions of this Exhibit, or if such prepayment occurs on the Roll Over Date pertaining to the portion of the Principal Balance being prepaid. If any particular portion of the Principal Balance being prepaid is bearing interest at a particular LIBOR Rate and such prepayment does not occur on the Roll Over Date pertaining to the portion of the Principal Balance being prepaid, Borrowers shall pay to Agent contemporaneously with such prepayment a prepayment premium equal to the portion of the Principal Balance being prepaid, multiplied by a per annum interest rate equal to the difference between the Base LIBOR Rate applicable to the portion of the Principal Balance being prepaid and the 360-day equivalent interest yield, as adjusted to reflect interest payments on a monthly basis (hereinafter called the Reinvestment
Rate), on any U.S. Government Treasury Obligations selected by Agent, in its sole and absolute discretion, in an aggregate amount comparable to the portion of the Principal Balance being prepaid, and with maturities comparable to the Roll Over Date applicable to the portion of the Principal Balance being prepaid, calculated over a period of time from and including the date of prepayment to, but not including, the Roll Over Date applicable to the portion of the Principal Balance being prepaid. If the Base LIBOR Rate applicable to the portion of the Principal Balance being prepaid is equal to or less than the Reinvestment Rate no prepayment premium shall be due. No prepayment premium payable under this paragraph shall in any event or under any circumstance be deemed or construed to be a penalty. If a portion of the Principal Balance is bearing interest at a LIBOR Rate or Rates and a portion of the Principal Balance is bearing interest at the Floating Rate in accordance with the provisions of this Exhibit on the date of a partial prepayment of the Principal Balance in accordance with the provisions of this paragraph, such partial prepayment shall be applied to the respective portions of the Principal Balance bearing interest at such LIBOR Rate or Rates and the Floating Rate in such order and manner so as to minimize the prepayment premium due with respect thereto as calculated pursuant to the provisions of this paragraph. Any payment of the Principal Balance after the Credit Facility has been declared to be immediately due and payable in accordance with the provisions of the Credit Facility Documents, or after a foreclosure of the Mortgages has been commenced as a result of a default under the Credit Facility Documents, shall be deemed to be a voluntary prepayment for all purposes of this paragraph and a prepayment premium calculated pursuant to the provisions of this paragraph shall be payable with respect thereto based upon the Base LIBOR Rate or Rates applicable to the Principal Balance immediately prior to such default, declaration or commencement. Agent shall deliver to Borrowers a statement setting forth the amount and basis of determination of the prepayment premium, if any, due in connection with a prepayment of the Principal Balance in accordance with the provisions of this paragraph, it being agreed that (a) the calculation of such prepayment premium may be based on any U.S. Government Treasury Obligations selected by Agent, in its sole and absolute discretion,
(b) no Lender shall be obligated or required to have actually reinvested the prepaid portion of the Principal Balance in any such U.S. Government Treasury Obligations as a condition precedent to Borrowers being obligated to pay a prepayment premium calculated in accordance with the provisions of this paragraph, and (c) Borrowers shall not have the right to question the correctness of any such statement or the method of calculation set forth therein in the absence of manifest error. Borrowers shall, upon receipt of such statement and contemporaneously with any such prepayment of the Principal Balance, remit to Agent the prepayment premium, if any, due in connection therewith, as calculated pursuant to the provisions of this paragraph. Agent shall not be obligated to accept any prepayment of the Principal Balance unless it is accompanied by the prepayment premium, if any, due in connection therewith as calculated pursuant to the provisions of this paragraph. Any partial prepayment of the Principal Balance in accordance with the provisions of this paragraph shall be in a minimum amount of at least $1,000,000 and shall
be in an even multiple of $100,000.   The provisions of this paragraph shall be
applicable to any prepayment of the Principal Balance in whole or in part, it being agreed that any payment of the Principal Balance, in whole or in part, in connection with the sale or refinancing of and release of any Property in accordance with the provisions of this Commitment or otherwise to maintain compliance with the Loan to Value Requirement, the Minimum Debt Service Coverage Ratio, the Supplemental Debt Service Coverage Ratio, the Fixed Charge Coverage Requirement or the Debt-to-Tangible Net Worth Requirement, any other provision of this Commitment or otherwise in accordance with the provisions of this Commitment or the Credit Facility Documents, shall be deemed to be a voluntary prepayment for the purposes of this paragraph and a prepayment premium calculated pursuant to the provisions of this paragraph shall be payable with respect thereto.